December 4, 2019

Craig Kesler
Chief Financial Officer
EAGLE MATERIALS INC
5960 Berkshire Lane, Suite 900
Dallas, TX 75225

       Re: EAGLE MATERIALS INC
           Form 10-K for the year ended March 31, 2019
           Filed May 23, 2019
           Form 8-K filed July 30, 2019
           File No. 1-12984

Dear Mr. Kesler:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing